Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

O’SULLIVAN INDUSTRIES HOLDINGS, INC.

        O’Sullivan Industries Holding, Inc. incorporated under the laws of the state of Delaware on January 23, 1993 hereby certifies that :

ARTICLE I

        The name of the corporation is O’Sullivan Industries Holdings, Inc. (hereinafter called the “Corporation”).

ARTICLE II

        The address of the Corporation’s registered office in the state of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV
AUTHORIZED CAPITAL STOCK

    A.        AUTHORIZED SHARES.

    1.        Number of Shares. The total number of shares of capital stock which the Corporation has authority to issue is 40,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”).

    2.        Nonvoting Equity Stock Prohibited. The issuance of nonvoting equity securities is prohibited.

    3.        Amendment and Waiver. In addition to any other consent or approval which may be required pursuant to this Certificate of Incorporation, no amendment or waiver of any provision of this Section A shall be effective without the prior approval of the holders of a majority of the then outstanding Common Stock.

    B.        COMMON STOCK.

        Except as otherwise provided in this Section B or as otherwise required by applicable law, all shares of Common Stock shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions.

    1.        Voting Rights. The holders of Common Stock shall be entitled to one vote per share on all matters to be voted on by the stockholders of the Corporation.

    2.        Dividends. As and when dividends are declared or paid thereon, whether in cash, property or securities of the Corporation, the holders of Common Stock shall be entitled to participate in such dividends ratably on a per share basis.

    3.        Liquidation. The holders of the Common Stock shall be entitled to participate ratably on a per share basis in all distributions to the holders of Common Stock in any liquidation, dissolution or winding up of the Corporation.

    4.        Stock Splits. If the Corporation in any manner subdivides or combines the outstanding shares of one class of Common Stock, the outstanding shares of each other class of Common Stock shall be proportionately subdivided or combined in a similar manner.

    5.        Registration of Transfer. The Corporation shall keep at its principal office (or such other place as the Corporation reasonably designates) a register for the registration of shares of Common Stock. Upon the surrender of any certificate representing shares of any class of Common Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of such class represented by the surrendered certificate and the Corporation shall forthwith cancel such surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares of such class as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate. The issuance of new certificates shall be made without charge to the holders of the surrendered certificates for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such issuance.

    6.        Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (provided that an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of any class of Common Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

    7.        Notices. All notices referred to herein shall be in writing, and shall be delivered by registered or certified mail, return receipt requested, postage prepaid, and shall be deemed to have been given when so mailed (i) to the Corporation at its principal executive offices and (ii) to any stockholder at such holder’s address as it appears in the stock records of the Corporation (unless otherwise specified in a written notice to the Corporation by such holder).

    8.        Action by Written Consent. Any action required to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken and bearing the dates of signature of the stockholders who signed the consent or consents, shall be signed by the holders of outstanding stock having not less than a majority of the shares entitled to vote, or, if greater, not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

    9.        Amendment and Waiver. No amendment or waiver of any provision of this Section B shall be effective without the prior consent of the holders of a majority of the then outstanding shares of Common Stock.

ARTICLE V

The name and mailing address of the Corporation is as follows: O’Sullivan Industries Holdings, Inc.

O’Sullivan Industries Holdings, Inc. 10 Mansell Court East, Suite 100 Roswell, Georgia 30067

ARTICLE VI

        In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the bylaws of the Corporation, except as may be otherwise be provided in such bylaws.

ARTICLE VII

        The Corporation expressly elects not to be governed by Section 203 of the General Corporate Laws of the State of Delaware (the “DGCL”).

ARTICLE VIII
INDEMNIFICATION OF DIRECTORS AND OFFICERS

    A.        GENERAL.

        The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or, on or after the Effective Date (as defined in the Modified Second Amended Joint Plan of Reorganization of Debtors O’Sullivan Industries, Inc., O’Sullivan Industries Holdings, Inc., O’Sullivan Industries – Virginia, Inc., and O’Sullivan Furniture Factory Outlet, Inc. confirmed by order of the United States Bankruptcy Court for the Northern District of Georgia, Atlanta Division in the chapter 11 cases of the Corporation and certain of its affiliates styled as In re O’Sullivan Industries, Inc., et al., jointly administered under Case No. 05-83049) was a director, officer, employee or agent of the Corporation, or is or, on or after the Effective Date, was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any and all fees and expenses (including, without limitation, attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

    B.        DERIVATIVE ACTIONS.

        The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or, on or after the Effective Date, was a director, officer, employee or agent of the Corporation, or is or, on or after the Effective Date, was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any and all fees and expenses (including, without limitation, attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, provided that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

    C.        INDEMNIFICATION IN CERTAIN CASES.

        To the extent that a present director, officer, employee or agent of the Corporation, or a former director, officer, employee or agent of the Corporation who held such status on or after the Effective Date (a “former director”), has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections A and B of this Article VIII, or in defense of any claim, issue or matter therein, he shall he indemnified against any and all fees and expenses (including, without limitation, attorneys’ fees) actually and reasonably incurred by him in connection therewith.

    D.        PROCEDURE.

        Any indemnification under Sections A and B of this Article VIII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in such Sections A and B. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (a) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum or (b) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or, (c) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (d) by the stockholders.

    E.        ADVANCES FOR EXPENSES.

        Fees and expenses (including, without limitation, attorneys’ fees) incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the present or former director, officer, employee or agent to repay such amount if it shall be ultimately determined that he is not entitled to be indemnified by the Corporation as authorized in this Article VIII.

    F.        RIGHTS NOT EXCLUSIVE.

        The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

    G.        INSURANCE.

        The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article VIII.

    H.        SURVIVAL OF RIGHTS.

        The indemnification and advancement of expenses provided by, or granted pursuant to this Article VIII shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

    I.        DEEMED A CONTRACT.

        The foregoing provisions of this Article VIII shall be deemed to be a contract between the Corporation and each person who serves in any capacity specified in this Article VIII at any time while this Article VIII, as amended, is in effect, and any repeal or modification of this Article VIII shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, prosecution, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts.

    J.        MERGER OR CONSOLIDATION.

        For purposes of this Article VIII, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees, fiduciaries or agents, so that any person who is or, on or after the Effective Date, was a director, officer, employee, fiduciary or agent of such constituent corporation, or is or, on or after the Effective Date, was serving at the request of such constituent corporation as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article VIII with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

ARTICLE IX

        The Corporation reserves the right, subject to any provision set forth herein or in the Merger Agreement dated as of May 17, 1999 between the Corporation and OSI Acquisition, Inc. (as amended from time to time), to amend or repeal any provisions contained in this Certificate of Incorporation from time to time and at any time in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders and directors are granted subject to such reservation.

ARTICLE X

        A director (including former directors) of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is hereafter amended to permit further elimination or limitation of the personal liability of directors (including former directors), then the liability of such director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of this Article X by the stockholders of the Corporation or otherwise shall not adversely affect any right or protection of a director (including former directors) of the Corporation existing at the time of such repeal or modification.

Dated: April 10, 2006

O’SULLIVAN INDUSTRIES HOLDINGS, INC.

/s/ Rowland H. Geddie, III
Name: Rowland H. Geddie, III Title: Vice President and General Counsel